UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 20, 2009

JAMES RIVER COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Virginia	000-51129	54-1602012
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 E. Byrd Street, Suite 1600, Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(804) 780-3000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL AGREEMENT

Fifth Amendment to Term Credit Agreement

On November 20, 2009, James River Coal Company (the “Company”) entered into the Fifth Amendment (the “Fifth Amendment”) to its Term Credit Agreement dated as of February 26, 2007 by and among the Company, certain of its subsidiaries, and the other credit parties thereto, as guarantors, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent (the “Administrative Agent”) and as Sole-Bookrunner and Lead Arranger, and Morgan Stanley & Co. Incorporated, as Collateral Agent (the “Term Credit Agreement”).

The Fifth Amendment, among other things, terminates the ability of the Company and its subsidiaries to obtain any additional letters of credit under the term loan letter of credit facility (the “Facility”) but allows for any current outstanding letters of credit under the Facility to remain outstanding for the balance of their current terms.  In order to allow the existing letters of credit to remain outstanding, the Fifth Amendment requires the Company and its subsidiaries to provide cash collateral to the Administrative Agent under the Facility in an aggregate amount equal to 105% of the aggregate amount available to be drawn under those letters of credit, which cash collateral is subject to the first priority security interest of the Administrative Agent.  The cash collateral was provided on November 20, 2009 from a portion of the proceeds of the Company’s concurrent convertible debt offering.  The Fifth Amendment permits the convertible debt to be issued and to be converted into equity and/or cash and for payments of principal of, and interest on, the convertible debt to be made, all in accordance with the terms of the convertible debt documents.  The cash collateral may be used by the Administrative Agent to reimburse itself, the term lenders and the issuers of the existing letters of credit for any draws that may be made and honored under the existing letters of credit as well as to pay any fees or other obligations of the Company and its subsidiaries relative to those letters of credit.  Any remaining balance of the cash collateral will be returned to the Company and its subsidiaries or, at the request of the administrative agent under the Company’s revolving credit agreement (the “Revolver Agent”), will be turned over to the Revolver Agent and all other liens of the Administrative Agent and the term lenders on the other assets of the Company and its subsidiaries will be released when the existing letters of credit are no longer outstanding and all obligations of the Company and its subsidiaries under the Term Credit Agreement are satisfied.

The description of the Fifth Amendment set forth above is a summary and is not meant to be a complete description of the Fifth Amendment.  The description of the Fifth Amendment set forth above is qualified by reference to the Fifth Amendment filed herewith as Exhibit 10.1 and incorporated herein by reference.

Indenture

On November 20, 2009, the Company issued $172.50 million aggregate principal amount of its 4.50% convertible senior notes due 2015 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The Company issued the Notes under an indenture dated as of November 20, 2009 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).  The Notes bear interest at a rate of 4.50% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2010.  The Notes will mature on December 1, 2015, subject to earlier repurchase or conversion.

Holders may convert their Notes at their option prior to September 1, 2015 under the following circumstances: (1) the Notes will be convertible during any calendar quarter after the calendar quarter ending December 31, 2009, if the closing price of the Company’s common stock, par value $0.01 (“Common Stock”) for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price of the Notes in effect on the last trading day of the immediately preceding calendar quarter; (2) the Notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (the “Note Measurement Period”) in which the trading price per $1,000 principal amount of the Notes for each trading day of that Note Measurement Period was equal to or less than 97% of the product of the closing sale price of shares of Common Stock and the applicable conversion rate for such trading day; and (3) the Notes will be convertible if the Company makes certain distributions on the Common Stock or upon the occurrence of specified corporate transactions.  In addition, the Notes will be convertible irrespective of the foregoing circumstances from, and including, September 1, 2015 to, and including, the business day immediately preceding the maturity date of the Notes.  Upon conversion, the Company will pay or deliver, at the Company’s election, cash, shares of Common Stock or a combination thereof.  The initial conversion rate for the Notes will be 38.7913 shares of Common Stock per $1,000 principal amount of the Notes, representing an initial conversion price of approximately $25.78 per share of Common Stock.  The initial conversion price represents a premium of approximately 30% over the closing sale price of the Common Stock on November 12, 2009, which was $19.83 per share.  The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest, including any additional interest.  In addition, the conversion rate will be increased for holders who elect to convert their Notes in connection with certain events constituting a make-whole fundamental change (as described in Section 10.15 of the Indenture).

Upon a fundamental change (as described in Section 3.02 of the Indenture), holders may require the Company to repurchase all or a portion of their Notes at a purchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.  Such repurchase would constitute an event of default under our revolving credit agreement which would allow the lenders under our revolving credit agreement to foreclose on their collateral, terminate their commitments and accelerate their loans, which would trigger an event of default with respect to the Notes.  The Notes are not redeemable at the Company’s option prior to maturity.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the unpaid principal of the Notes and any accrued and unpaid interest thereon immediately due and payable.  In the case of certain events of bankruptcy, insolvency or reorganization relating to the Company, the principal amount of the Notes together with any accrued and unpaid interest thereon will automatically become and be immediately due and payable.

The Notes will rank equally with all of the Company’s existing and future senior unsecured indebtedness.  The Notes will be effectively subordinated to all of the Company’s existing and future secured indebtedness (to the extent of the assets securing such indebtedness) and structurally subordinated to all existing and future liabilities of the Company’s subsidiaries, including trade payables.  The Indenture does not limit the amount of debt that the Company or its subsidiaries may incur.

The Company will pay additional interest at a rate of 0.50% per annum on the Notes if, at any time during the six-month period beginning on, and including the date which is six months after the last date of original issuance of the Notes, the Company fails to timely file any document or report that it is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or the Notes are not otherwise freely tradable by holders other than the Company’s affiliates (as a result of restrictions pursuant to U.S. securities law or the terms of the Indenture or the Notes).  Further, if, and for so long as, the restrictive legend on the Notes has not been removed, the Notes are assigned a restricted CUSIP number or the Notes are not otherwise freely tradable by holders other than the Company’s affiliates (without restrictions pursuant to U.S. securities law or the terms of the Indenture or the Notes) as of the 365th day after the last date of original issuance of the Notes, the Company will pay additional interest at a rate of 0.50% per annum on the Notes until the Notes are freely tradable.

If the Company fails to deliver to the Trustee a copy of each report that the Company is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (after giving effect to all applicable grace periods thereunder) and to otherwise comply with the requirements of Section 314(a) of the Trust Indenture Act of 1939, as amended, the Company will, for the first 180 days immediately following the occurrence of such event of default, pay additional interest at a rate of (i) 0.25% of the outstanding principal amount of the Notes for the first 90 days following the occurrence of such event of default and (ii) 0.50% of the outstanding principal amount of the Notes for the next 90 days after the first 90 days following the occurrence of such event of default.

In reliance upon recent changes to registration requirements, the Company is not required to and does not intend to file a shelf registration statement for the resale of the Notes or any Common Stock issuable upon conversion of the Notes.  As a result, holders may only resell their Notes or any Common Stock issuable upon conversion of the Notes pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The description of the Notes and the Indenture set forth above is a summary and is not meant to be a complete description of the Notes and the Indenture.  The description of the Indenture and the Notes set forth above is qualified by reference to the Indenture (including the form of 4.50% Convertible Senior Notes due 2015 attached thereto) filed as Exhibit 4.1 and incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information required by Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES

As described in Item 1.01 of this Current Report on Form 8-K, the Company sold $172.50 million aggregate principal amount of the Notes in a private placement to UBS Securities LLC, Raymond James & Associates, Inc., Brean Murray, Carret & Co., LLC and Davenport & Company LLC (the “Initial Purchasers”) in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.  The Initial Purchasers then sold or intend to sell the Notes to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act.  The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers.  The Notes and the shares of Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Net proceeds from the sale of the Notes, including proceeds from the exercise in full by the Initial Purchasers of their over-allotment option, were approximately $166.8 million (after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses payable by the Company).  The Initial Purchasers received an aggregate discount of approximately $5.175 million in connection with the sale of the Notes.  The Company used approximately $58.5 million of the net proceeds in connection with the termination of its letter of credit facility, and intends to use the remaining proceeds for working capital and general corporate purposes, which may include acquiring or investing in businesses or other assets or repayment of outstanding debt.

The information required by Item 3.02 relating to the Notes and the Indenture is contained in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 8.01	OTHER EVENTS

On November 20, 2009, the Company issued a press release announcing that it has closed a private offering of $172.50 million in aggregate principal amount of the Notes.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits.

Exhibit No.	Description

4.1
Indenture related to the 4.50% Convertible Senior Notes due 2015, dated as of November 20, 2009, between James River Coal Company and U.S. Bank National Association, as trustee (including the form of 4.50% Convertible Senior Notes due 2015)

10.1
Fifth Amendment to Term Credit Agreement by and among the Company, certain of its subsidiaries, and the other credit parties thereto, as guarantors, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and as Sole-Bookrunner and Lead Arranger, and Morgan Stanley & Co. Incorporated, as Collateral Agent, dated as of November 20, 2009

99.1	Press release dated November 20, 2009 titled “James River Coal Company Closes $172.50 Million Convertible Senior Notes Offering”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER COAL COMPANY (Registrant) By: /s/ Samuel M. Hopkins II Samuel M. Hopkins II Vice President and Chief Accounting Officer

Date:  November 25, 2009